Exhibit 10.3

FORESTAR GROUP INC.

RESTRICTED STOCK UNIT AGREEMENT

EMPLOYEE

[_______________]

Forestar Group Inc. (the “Company”), a Delaware corporation, pursuant to the 2018 Stock Incentive Plan, effective as of [_______________] (the “2018 SIP”), hereby grants [______________] (the “Participant”) a Restricted Stock Unit Award (“Award”) as set forth below. This Award is subject to the terms and conditions set forth in this Restricted Stock Unit Award Agreement (the “Agreement”) and in the 2018 SIP (a copy of which is attached to this Agreement). The Administrator of this Award under the 2018 SIP is the Compensation Committee of the Board of Directors (the “Administrator”) of the Company and it shall determine or resolve any conflicts in this Agreement and the 2018 SIP. Capitalized terms not defined herein are defined in the 2018 SIP.
1.    Terms. Each Restricted Stock Unit represents the right to receive one Share (as adjusted from time to time pursuant to the 2018 SIP) subject to fulfillment of the vesting, settlement and other conditions set forth in this Agreement.
Participant:
Number of
Restricted Stock Units
(singular “RSU”):
Grant Date:

Vesting Dates:	Subject to the terms of this Agreement, [fraction or number of RSUs vesting] of the RSUs will vest on each anniversary of the Grant Date (each such date,

a “Vesting Date”), with the first such Vesting Date occurring one year from the Grant Date and the last such Vesting Date occurring three years after the Grant Date.
If the Company is in a blackout period on the specified Vesting Date, the RSUs will settle on the first day following the end of the blackout period.
2.    Settlement. Each vested RSU will be settled by the delivery of one Share (subject to adjustment under the 2018 SIP) to the Participant or, in the event of the Participant’s death, to the Participant’s estate or heirs, on the applicable Vesting Date; provided that the Participant has satisfied all obligations with regard to the Tax-Related Items (as defined below) in connection with the Award, and that the Participant has completed, signed and returned any documents and taken any additional action that the Administrator deems appropriate to enable it to accomplish the delivery of the Shares. No fractional shares will be issued under this Agreement.
3.    Status of Award. Until the RSUs vest and are converted into Shares and such Shares are settled to the Participant pursuant to the terms of this Agreement, the Participant will have no rights as a stockholder of the Company with respect to the Shares subject to the Award (including, without limitation, no voting or dividend rights with respect to such Shares). Following the conversion of the RSUs to Shares and the settlement of such Shares to the Participant hereunder, the Participant will be recorded as a stockholder of the Company with respect to such Shares and shall have all voting rights and rights to dividends and other distributions with respect to such Shares.
4.    Cease to Serve as Employee. If the Participant experiences a Termination of Employment for any reason, other than a Termination of Employment related to Participant’s retirement on or after attainment of age 65, disability, death or Change in Control, the Participant’s unvested RSUs shall immediately cease to vest and all unvested RSUs and any rights to the underlying Shares shall be forfeited on the effective date of such Termination of Employment and surrendered to the Company without payment of any consideration.
5.    Retirement, Disability, Death or Change in Control. In the event of any of (i) Participant’s retirement (at normal retirement age of 65 years old or later) from the Company, (ii) Participant’s disability, or (iii) Participant’s death, or (iv) a Change in Control of the Company, then in each case, all the RSUs subject to this Award, if the Participant shall have been in continuous status as an employee since the Grant Date, shall vest in full.
6.    Administrator’s Authority. Any question concerning the interpretation of this Agreement, the 2018 SIP, any adjustments required to be made under the 2018 SIP, any controversy that may arise under the 2018 SIP or this Agreement shall be determined by the Company’s Administrator in its sole and absolute discretion. Such decision shall be final and binding.
7.    Transfer Restrictions. Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of RSUs or Shares subject thereto prior to the date such Shares are issued to the Participant pursuant to this Agreement shall be strictly prohibited and void.
8.    Securities Law Compliance. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales or other subsequent transfers of any Shares issued as a result of or under this Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, or any other similar applicable law covering the Award and/or the Shares underlying the Award, and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the Shares must also comply with other applicable laws and regulations governing the sale of such Shares.
9.    Certain Conditions of the Award. The Participant agrees that he or she will not acquire Shares pursuant to the Award or transfer, assign, sell or otherwise deal with such Shares except in compliance with applicable law. Further, in accepting the Award, the Participant acknowledges that:

(a)	The 2018 SIP is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)
The grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past. All decisions with respect to future award grants, if any, will be at the sole discretion of the Company;

(c)	The Award and the Participant’s participation in the 2018 SIP will not be interpreted to form an employment contract or service contract or relationship with the Company or any Subsidiary;
(d)	The Participant is voluntarily participating in the 2018 SIP; and
(e)	The future value of the underlying Shares is unknown and cannot be predicted with certainty.

10.    Tax Withholding.

(a)
Responsibility for Taxes. Regardless of any action taken by the Company with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the 2018 SIP and legally applicable to the Participant (the “Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company. The Participant further acknowledges that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of Shares acquired pursuant to such settlement, or the receipt of any dividends, and (b) does not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Company may refuse to issue, deliver or settle the Shares or the proceeds of the sale of Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

(b)
Withholding in Shares. Subject to applicable law and the Company’s discretion, the Company may require the Participant to satisfy Tax-Related Items by deducting from the Shares otherwise deliverable to the Participant in settlement of the Award a number of whole Shares having a fair market value, as defined in the 2018 SIP, as of the date on which the Tax-Related Items arise, not in excess of the amount of such Tax-Related Items.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. For tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the 2018 SIP

(c)	Permissible Withholding Methods. The Company may satisfy its obligations for Tax-Related Items by:
	(i)	withholding from the Participant’s cash compensation or fees paid to the Participant by the Company; or
(ii)
withholding from proceeds of the sale of Shares acquired upon vesting or settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or

	(iii)	allowing Participant to pay cash in the amount of the Tax-Related Items.; or
	(iv)	any other method permitted by the Administrator.
11.    Delivery of Documents and Notices. Any document relating to participation in the 2018 SIP or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company or a Subsidiary, or upon deposit in the U.S. Post Office, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to this Agreement or at such other address as such party may designate in writing from time to time to the other party.

(a)
Description of Electronic Delivery. The 2018 SIP documents, which may include but do not necessarily include: the 2018 SIP, this Agreement, the 2018 SIP Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the 2018 SIP, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b)
Consent to Electronic Delivery. The Participant acknowledges that the Participant has read the “Delivery of Documents and Notices” section of this Agreement and consents to the electronic delivery of the 2018 SIP documents and Agreement, as described in this section. The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in this section or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents as described in this section.

12.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
13.    Governing Law; Venue. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Texas and agree that such litigation shall be conducted only in the courts of Travis County, Texas, or the federal courts for the United States for the State of Texas, and no other courts, where this Award is made and/or to be performed.
14.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the 2018 SIP, on this Award and on any Shares acquired under the 2018 SIP and this Agreement, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the 2018 SIP, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Any conflicts in terms or provisions to the Participant’s individual Agreement as compared to this form of Agreement shall be interpreted in favor of the Participant.
[Signature Page Follows]

Acceptance. The Participant hereby acknowledges, agrees and accepts the RSUs pursuant to this Agreement.
COMPANY:

FORESTAR GROUP INC., a Delaware corporation

By:

Date:

By:

Date:

PARTICIPANT:

By:

Date:

[Signature Page to Restricted Stock Unit Agreement]